Exhibit 99.1

Citizens South Banking Corporation Announces a 20% Increase in First Quarter Earnings Per Share

          GASTONIA, N.C., April 16 /PRNewswire-FirstCall/ -- Citizens South Banking Corporation (Nasdaq: CSBC), the holding company for Citizens South Bank, announced that net income for the quarter ended March 31, 2007, amounted to $1.4 million, or $.18 per diluted share, compared to $1.2 million, or $.15 per diluted share, for the  quarter ended March 31, 2006.  This represents an increase of $212,000, or 17.8%, in net income year over year and an increase of $.03, or 20.0%, in earnings per diluted share.

          Strong Core Deposit Growth

          Core deposits, which include demand deposits, money market deposit accounts, and savings accounts, increased by $9.7 million, or 17.3% annualized, during the first quarter 2007.  During this period, management aggressively marketed these deposit products and initiated incentive programs for opening new core deposit accounts.  While core deposit growth was strong during the quarter, total deposit growth was more moderate at $5.4 million, or 3.8% annualized.  This was primarily due to a $4.3 million decrease in time deposits.  We continue to deemphasize time deposits as we successfully develop lower cost core deposit funding sources.

          Solid Loan Production - Moderate Loan Growth

          During the first quarter of 2007, loan production was on target with approximately   $67 million of loan closings.  However, during this period, outstanding loans increased by only $3.7 million, or 2.9% annualized.  First quarter loan growth was somewhat slower than projected due to an increased amount of loan payoffs.  Many of these payoffs were the result of completed construction loans or completed residential acquisition and development loans.  We believe residential real estate developers and builders are exercising more care in their business plans and are curbing their starts and appetite for debt.  We believe this is a healthy correction and our underwriting and loan production focus reflect our belief that the housing market in our region will continue to be vibrant, but not as brisk as the levels of the recent past.

          Credit Quality Remains Strong

          Credit quality continues to compare favorably with industry peers with nonperforming assets decreasing from 0.41% of total assets at March 31, 2006, to 0.25% of total assets, at March 31, 2007.  At the same time, reserves for loan losses increased from   $5.3 million, or 1.07% of total loans, at March 31, 2006, to $6.0 million, or 1.16% of total loans, at March 31, 2007.  Also, net charge-offs decreased from $126,000 during the first   quarter of 2006 to $71,000 during the first quarter of 2007.

          Stabilizing Net Interest Margin on a Linked-Quarter Basis

          The margin compression experienced during the second half of 2006 stabilized in the first quarter of 2007.  The Company’s net interest margin amounted to 3.18% for the first quarter 2007, representing a one basis point increase on a linked-quarter basis.  This compares favorably to declines of 14 basis points and 10 basis points, respectively, on a linked-quarter basis in the last two quarters of 2006.

          Favorable Operating Noninterest Income and Expenses

          During the comparable quarters, noninterest operating income increased by $54,000, or 3.7%, to $1.5 million, while noninterest operating expense decreased by $203,000, or 4.5%, to $4.3 million.  The increase in noninterest income was primarily attributable to increased fee income generated from mortgage lending activities.  The decrease in noninterest operating expense was primarily due to the consolidation of the back-office functions arising from the Trinity Bank acquisition and the execution of our Performance Enhancement Plan.  These favorable trends in noninterest income and noninterest expense have been a driving factor in reducing our operating efficiency ratio from 68.3% during the first quarter of 2006 to 65.2% during the first quarter of 2007.

          In making the announcement, Kim S. Price, President and CEO, stated “The focus and extra effort of our team in bringing our community banking model to the Charlotte region continues to gain momentum.  We are extremely proud of the positive strides we are making and the widespread acceptance of our approach to banking.”

          General Information

          Headquartered in Gastonia, North Carolina, Citizens South Bank was founded in 1904.  Deposits are FDIC insured.  At March 31, 2007, the Bank had approximately $738 million in assets with 14 full-service offices in the Charlotte region, including Gaston, Iredell, Rowan, and Union counties in North Carolina, and three loan production offices in Mecklenburg and Union counties in North Carolina, and York County, South Carolina.  Citizens South Bank is an Equal Housing Lender and Member, FDIC.  The Bank is a wholly-owned subsidiary of Citizens South Banking Corporation, and shares of the common stock of the Company trade on the NASDAQ Global Market under the ticker symbol “CSBC”.  The Company maintains a website at www.citizenssouth.com that includes information on the Company, along with a list of products and services, branch locations, current financial information, and links to the Company’s 1934 Securities Exchange Act filings with the SEC.

          Forward-looking Statements

          This news release contains certain forward-looking statements which include, but are not limited to, statements of our earnings expectations, statements regarding our operating strategy, and estimates of our future costs and benefits.   These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Forward-looking statements speak only as of the date they are made and the Company is under no duty to update these forward-looking statements to reflect circumstances or events that occur after the date of the forward-looking statements or to reflect the occurrence of unanticipated events. A number of factors could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  Factors that could cause such a difference include, but are not limited to, changes in general economic conditions - either locally or nationally, competition among depository and financial institutions, the continuation of current revenue and expense trends, unforeseen changes in the Company’s markets, and legal, regulatory, or accounting changes.  The Company’s reports filed from time to time with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2006, describe some of these factors.

Important Tables Follow

Citizens South Banking Corporation
Selected Financial Information
(dollars in thousands, except per share data)

	Quarter ended March 31, 2007	Quarter ended March 31, 2006	Year ended Dec. 31, 2006	Year ended Dec. 31, 2005

Reconciliation of GAAP to non-GAAP Measures:
Net income, as reported (GAAP)	$1,400	$1,188	$5,455	$3,273
Non-operating items:
(Gain)/ loss on sale of assets, net	(5)	57	(69)	(62)
Merger and integration related expense	0	57	57	384
Related income taxes (39%)	2	(45)	5	(126)
Net Operating Income	$1,397	$1,257	$5,448	$3,469
Per Share Data:
Average common shares outstanding, basic	7,862,174	8,056,574	8,017,956	7,207,368
Basic net income - GAAP	$0.18	$0.15	$0.68	$0.45
Basic net income - Operating	0.18	0.16	0.68	0.48
Average common shares outstanding, diluted	7,938,162	8,138,277	8,095,276	7,298,219
Diluted net income - GAAP	$0.18	$0.15	$0.67	$0.45
Diluted net income - Operating	0.18	0.15	0.67	0.48
Cash dividends declared	$0.08	$0.075	$0.30	$0.28
Period-end book value	10.71	10.21	10.61	10.16
Financial Ratios (annualized):
Return on average stockholders’ equity - GAAP	6.62%	5.70%	6.42%	4.40%
Return on avg. stockholders’ equity - Operating	6.60	6.03	6.41	4.67
Return on average assets - GAAP	0.77%	0.69%	0.76%	0.60%
Return on average assets - Operating	0.77	0.73	0.76	0.64
Efficiency ratio - GAAP	65.15%	69.78%	65.51%	71.98%
Efficiency ratio - Operating	65.20	68.31	65.20	70.15
Net interest margin	3.18%	3.39%	3.30%	3.23%
Average equity to average assets	11.61	12.05	11.86	13.69
Asset Quality Data:
Allowance for loan losses	$6,023	$5,263	$5,764	$5,104
Nonperforming loans	1,686	1,539	3,011	2,551
Nonperforming assets	1,879	2,844	3,150	3,708
Net charge-offs	71	126	505	400
Allowance for loan losses to total loans	1.16%	1.07%	1.12%	1.08%
Nonperforming loans to total loans	0.32	0.31	0.58	0.54
Nonperforming assets to total assets	0.25	0.41	0.42	0.53
Average Balances:
Total assets	$738,674	$701,429	$716,934	$543,311
Loans receivable, net of unearned income	511,747	483,136	493,324	347,720
Interest-earning assets	644,455	607,101	625,125	479,510
Deposits	565,070	518,712	535,935	395,327
Interest-bearing liabilities	603,396	575,349	586,808	438,308
Stockholders’ equity	85,784	84,506	85,035	74,362
At Period End:
Total assets	$737,639	$702,131	$743,370	$701,094
Loans receivable, net of unearned income	519,108	491,761	515,402	473,336
Interest-earning assets	648,109	618,812	646,819	612,240
Intangible assets	31,501	32,214	31,666	32,424
Deposits	568,173	522,650	562,802	517,544
Interest-bearing liabilities	602,433	579,505	610,212	585,095
Stockholders’ equity	85,611	84,530	85,961	84,258

Citizens South Banking Corporation
Consolidated Statements of Financial Condition
(dollars in thousands)

	March 31, 2007	December 31, 2006

	(unaudited)
ASSETS
Cash and due from banks	$10,740	$17,581
Interest-earning bank balances	13,115	8,640
Cash and cash equivalents	23,855	26,221
Investment securities available-for-sale, at fair value	61,204	65,326
Mortgage-backed securities available-for-sale, at fair value	60,934	60,691
Loans receivable, net unearned income	519,108	515,402
Allowance for loan losses	(6,023)	(5,764)
Loans receivable, net	513,085	509,638
Real estate acquired through foreclosure, net	193	139
Premises and equipment, net	18,056	18,287
Accrued interest receivable	3,313	3,236
Federal Home Loan Bank stock, at cost	3,313	3,581
Intangible assets	31,501	31,666
Bank owned life insurance	15,716	15,527
Other assets	6,469	9,058
Total assets	$737,639	$743,370
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Demand deposit accounts	$93,368	$90,540
Money market deposit accounts	125,558	117,632
Savings accounts	14,966	16,027
Time deposits	334,281	338,603
Total deposits	568,173	562,802
Borrowed money	75,524	85,964
Deferred compensation	5,074	5,724
Other liabilities	3,257	2,919
Total liabilities	652,028	657,409
Stockholders’ Equity:
Common stock issued and outstanding, $0.01 par value, 20,000,000 shares authorized, 9,062,727 issued at March 31, 2007, and December 31, 2006, and 7,996,947 shares outstanding at March 31, 2007, and 8,104,683 shares outstanding at December 31, 2006	91	91
Additional paid-in-capital	68,585	68,578
Unallocated common stock held by Employee Stock Ownership Plan	(1,385)	(1,430)
Unearned compensation related to Recognition and Retention Plan	(1,069)	(1,139)
Retained earnings, substantially restricted	33,830	33,031
Accumulated unrealized loss on securities available-for-sale, net of tax	(785)	(991)
Treasury stock of 1,065,780 shares at March 31, 2007, and 958,044 shares at December 31, 2006	(13,656)	(12,179)
Total stockholders’ equity	85,611	85,961
Total liabilities and stockholders’ equity	$737,639	$743,370

Citizens South Banking Corporation
Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,

	2007	2006

Interest income
Loans	$9,893	$8,505
Investment securities	669	492
Interest-bearing deposits	132	152
Mortgage-backed and related securities	671	716
Total interest income	11,365	9,865
Interest Expense
Deposits	5,341	3,729
Borrowed funds	978	1,037
Total interest expense	6,319	4,766
Net interest income	5,046	5,099
Provision for loan losses	330	285
Net interest income after provision for loan losses	4,716	4,814
Noninterest Income
Fee income on deposit accounts	653	678
Fee income on mortgage banking activities	232	78
Fee income on lending activities	110	171
Dividends on FHLB stock	51	55
Increase in cash value of bank-owned life insurance	209	247
Fair value adjustment on deferred compensation assets	37	63
Net gain / (loss) on sale of assets	5	(57)
Other noninterest income	233	179
Total noninterest income	1,530	1,414
Noninterest Expense
Compensation and benefits	2,342	2,379
Fair value adjustment on deferred compensation obligation	37	63
Occupancy and equipment expense	668	713
Professional services	124	170
Amortization of intangible assets	165	186
Merger and integration related expenses	0	57
Other noninterest expenses	949	977
Total noninterest expense	4,285	4,545
Income before income taxes	1,961	1,683
Provision for income taxes	561	495
Net income	$1,400	$1,188
Basic earnings per share	$0.18	$0.15
Diluted earnings per share	$0.18	$0.15
Basic average common shares outstanding	7,862,174	8,056,574
Diluted average common shares outstanding	7,938,162	8,138,277

SOURCE  Citizens South Banking Corporation
          -0-                                                       04/16/2007
          /CONTACT:  Gary F. Hoskins, CFO of Citizens South Banking Corporation, +1-704-884-2263, gary.hoskins@citizenssouth.com /
          /Web site:  http://www.citizenssouth.com/